EXHIBIT 95

MINE SAFETY DISCLOSURES

The following table provides information about citations, orders and notices issued from the Mine Safety and Health Administration (the "MSHA") under the Federal Mine Safety and Health Act of 1977 (the "Mine Act") during the most recent fiscal quarter.

Mine	§104 S&S* Citations (#)	§104(b) Orders (#)	§104(d) Citations and Orders (#)	§110(b)(2) Violations (#)	§107(a) Orders (#)	Total Dollar Value of MSHA Assessments Proposed ($)	Total Number of Mining-Related Fatalities (#)	Received Written Notice of Pattern of S&S* Violations under §104(e) (yes/no)	Received Notice of Potential to have Pattern of S&S* Violations under §104(e) (yes/no)
Clay Mine Aiken, SC	—	—	—	—	—	369	—	No	No
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*
S&S refers to violations of mandatory health or safety standards that could significantly and substantially contribute to the cause and effect of a coal or other mine safety or health hazard under §104 of the Mine Act.

The following tables provide information about legal actions before the Federal Mine Safety and Health Review Commission (the "FMSHRC") during the most recent fiscal quarter.

Mine	Pending as of the end of most recent fiscal quarter (#)	Instituted during most recent fiscal quarter (#)	Resolved during most recent fiscal quarter (#)
Clay Mine Aiken, SC	—	—	—

With Respect to Legal Actions Pending as of the end of most recent fiscal quarter
Mine	Contests of Citations and Orders per Subpart B* (#)	Contests of Proposed Penalties per Subpart C* (#)	Complaints for Compensation per Subpart D* (#)	Complaints of Discharge, Discrimination or Interference per Subpart E* (#)	Applications for Temporary Relief per Subpart F* (#)	Appeals of Judge’s Decisions or Orders to the FMSHRC per Subpart H* (#)
Clay Mine Aiken, SC	—	—	—	—	—	—
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*	29 CFR part 2700.